                                                                     EXHIBIT 2.1

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

In re:                                )      Chapter 11
                                      )
PennCorp Financial Group, Inc.,       )      Case No. 00-888 (PJW)
                                      )
                     Debtor.          )


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                            PLAN OF REORGANIZATION
                       OF PENNCORP FINANCIAL GROUP, INC.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                  PROPOSED BY THE COMPANY AND THE UNOFFICIAL
                      COMMITTEE OF PREFERRED SHAREHOLDERS


================================================================================


                                    Jeffrey L. Tanenbaum

                                    WEIL, GOTSHAL & MANGES LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Facsimile: (212) 310-8007

                                    Martin Sosland

                                    WEIL, GOTSHAL & MANGES LLP
                                    100 Crescent Court
                                    Suite 1300
                                    Dallas, Texas 75201-6950

                                    Thomas L. Ambro
                                    Mark Collins

                                    RICHARDS, LAYTON & FINGER
                                    One Rodney Square
                                    P.O. Box 551
                                    Wilmington, Delaware 19899
                                    Facsimile: (302) 658-6548

                                    Co-Counsel to PennCorp Financial Group, Inc.

                                    James H.M. Sprayregen
                                    Lena Mandel

                                    KIRKLAND & ELLIS
                                    200 E. Randolph Drive
                                    Chicago, Illinois 60601
                                    Facsimile: (312) 861-2200

                                    Laura Davis Jones

                                    PACHULSKI, STANG, ZIEL, YOUNG & JONES
                                    919 North Market Street
                                    Wilmington, Delaware 19801
                                    Facsimile: (302) 652-4400

                                    Co-Counsel to Inverness/Phoenix Capital
                                    LLC., lead member of the Unofficial
                                    Committee of Preferred Shareholders

Dated: April 25, 2000

                               TABLE OF CONTENTS

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ARTICLE I.
         DEFINED TERMS, RULES OF INTERPRETATION,
         COMPUTATION OF TIME AND GOVERNING LAW........................................................    1
         A.    Rules of Interpretation, Computation of Time and Governing Law.........................    1
         B.    Defined Terms..........................................................................    1

ARTICLE II.
         ADMINISTRATIVE AND PRIORITY TAX CLAIMS.......................................................    8
         A.    Administrative Claims..................................................................    8
         B.    Professional Compensation..............................................................    8
         C.    Priority Tax Claims....................................................................    9

ARTICLE III.
         CLASSIFICATION AND TREATMENT
         OF CLASSIFIED CLAIMS AND EQUITY INTERESTS....................................................    9
         A.    Summary................................................................................    9
         B.    Classification and Treatment of Claims and Equity Interests............................   10
         C.    Special Provision Governing Unimpaired Claims..........................................   12

ARTICLE IV.
         ACCEPTANCE OR REJECTION OF THE PLAN..........................................................   13
         A.    Voting Classes.........................................................................   13
         B.    Acceptance by Impaired Classes.........................................................   13
         C.    Presumed Acceptance of Plan............................................................   13
         D.    Presumed Rejection of Plan.............................................................   13
         E.    Non-Consensual Confirmation............................................................   13

ARTICLE V.
         MEANS FOR IMPLEMENTATION OF THE PLAN.........................................................   13
         A.    Continued Corporate Existence and Vesting of Assets in the Reorganized Debtor..........   13
         B.    Cancellation of Notes, Instruments and Common Stock....................................   13
         C.    Issuance of New Securities; Execution of Related Documents.............................   14
         D.    Terms of the Rights Offering...........................................................   14
         E.    Terms of the Rapoport/Sharpe Investment................................................   14
         F.    Terms of the New Common Stock .........................................................   15
         G.    Corporate Governance, Directors and Officers, and Corporate Action.....................   15
         H.    Sources of Cash for Plan Distribution..................................................   16
         I.    Change of Corporate Name...............................................................   16

ARTICLE VI.
         TREATMENT OF EXECUTORY CONTRACTS
         AND UNEXPIRED LEASES.........................................................................   16
         A.    Assumption of Executory Contracts and Unexpired Leases.................................   16
         B.    Claims Based on Rejection of Executory Contracts or Unexpired Leases...................   16
         C.    Cure of Defaults for Executory Contracts and Unexpired Leases Assumed..................   17
         D.    Indemnification of Directors, Officers and Employees...................................   17
         E.    Compensation and Benefit Programs......................................................   17
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ARTICLE VII.
         PROVISIONS GOVERNING DISTRIBUTIONS...........................................................   17
         A.    Distributions for Claims Allowed as of the Effective Date..............................   17
         B.    Distributions by the Reorganized Debtor; Distributions with Respect to Old Notes.......   18
         C.    Delivery and Distributions and Undeliverable or Unclaimed Distributions................   18
         D.    Distribution Record Date...............................................................   19
         E.    Timing and Calculation of Amounts to be Distributed....................................   19
         F.    No Fractional Shares ..................................................................   19
         G.    Setoffs................................................................................   19
         H.    Surrender of Canceled Instruments or Securities........................................   19
         I.    Lost, Stolen, Mutilated or Destroyed Securities........................................   20

ARTICLE VIII.
         PROCEDURES FOR RESOLVING DISPUTED CLAIMS.....................................................   20
         A.    Prosecution of Objections to Claims....................................................   20
         B.    Estimation of Claims...................................................................   20
         C.    Payments and Distributions on Disputed Claims or Interests.............................   21

ARTICLE IX.
         CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN.............................................   21
         A.    Conditions Precedent to Consummation...................................................   21
         B.    Effect of Non-Occurrence of Conditions to Consummation.................................   22

ARTICLE X.
         RELEASE, INJUNCTIVE AND RELATED PROVISIONS...................................................   22
         A.    Subordination..........................................................................   22
         B.    Limited Releases by the Debtor.........................................................   22
         C.    Preservation of Rights of Action.......................................................   22
         D.    Exculpation............................................................................   23
         E.    Injunction.............................................................................   23

ARTICLE XI.
         RETENTION OF JURISDICTION....................................................................   23

ARTICLE XII.
         MISCELLANEOUS PROVISIONS.....................................................................   24
         A.    Dissolution of Committee(s)............................................................   24
         B.    Payment of Statutory Fees..............................................................   24
         C.    Fees and Expenses of the Unofficial Preferred Shareholders' Committee..................   24
         D.    Discharge of Debtor....................................................................   24
         E.    Modification of Plan...................................................................   25
         F.    Revocation of Plan.....................................................................   25
         G.    Successors and Assigns.................................................................   25
         H.    Reservation of Rights..................................................................   25
         I.    Section 1145 Exemption.................................................................   25
         J.    Section 1146 Exemption.................................................................   25
         K     Further Assurances.....................................................................   25
         L.    Service of Documents...................................................................   26
         M.    Filing of Additional Documents.........................................................   27

================================================================================


                            PLAN OF REORGANIZATION
             OF PENNCORP FINANCIAL GROUP, INC. UNDER CHAPTER 11 OF
              THE BANKRUPTCY CODE PROPOSED BY THE COMPANY AND THE
                UNOFFICIAL COMMITTEE OF PREFERRED SHAREHOLDERS


================================================================================


     Pursuant to chapter 11, title 11 of the United States Code, 11 U.S.C.(S)(S) 101 et seq., PennCorp Financial Group, Inc., the debtor and debtor-in-possession in the above-captioned and numbered case, and the Unofficial Preferred Shareholders' Committee hereby respectfully propose the following Plan of Reorganization under chapter 11 of the Bankruptcy Code:


                                  ARTICLE I.
                    DEFINED TERMS, RULES OF INTERPRETATION,
                     COMPUTATION OF TIME AND GOVERNING LAW

A.   Rules of Interpretation, Computation of Time and Governing Law

     1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections or Articles are references to Sections or Articles of the Plan; (e) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and
(h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

     2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof.

B.   Defined Terms

     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

     1. "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28 United States Code, 28 U.S.C. (S)(S) 1911-1930.

     2. "Allowed" means, with respect to any Claim or Equity Interest, except as otherwise provided herein: a Claim or Equity Interest (a) that has been scheduled by the Debtor in its schedules of liabilities as other than disputed, contingent or unliquidated, (b) as to which the Debtor or other party in interest have not Filed an objection on or before the Confirmation Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the relevant Holder, (c) as to which the liability of the Debtor and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court; or (d) that is expressly allowed pursuant to the terms of this Plan.

     3. "Allowed ... Claim" means an Allowed Claim in the particular Class described.

     4. "Allowed ... Equity Interest" means an Allowed Equity Interest in the particular Class described.

     5. "Amended Certificate of Incorporation" means the Certificate of Incorporation of the Reorganized Debtor, as restated as described in Article V.G.1 of the Plan, the form of which shall be Filed on or before the Confirmation Date.

     6. "Ballot Date" means the date stated in the Voting Instructions by which all Ballots must be received.

     7. "Ballots" mean the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims and Impaired Interests entitled to vote shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

     8. "Bank Secured Claims" means all Claims arising from or relating to the Prepetition Bank Credit Facility, including Claims for accrued and unpaid interest at the non-default contract rate through the Effective Date, which Claims shall be deemed Allowed without the need to file any proof of Claim.

     9. "Bankruptcy Code" means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

     10. "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

     11. "Bankruptcy Rules"means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C.(S) 2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

     12. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Equity Interest.

     13. "Business Day" means any day, other than a Saturday, Sunday or legal holiday (as defined in Bankruptcy Rule 9006(a)).

     14. "By-Laws" mean the By-Laws of the Reorganized Debtor, the form of which shall be Filed on or before the Confirmation Date.

     15.  "Cash" means cash and cash equivalents.

     16. "Causes of Action" mean all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments.

     17. "Chapter 11 Case" means the case under chapter 11 of the Bankruptcy Code, commenced by the Debtor in the Bankruptcy Court.

     18.  "Claim" means a claim (as defined in section 101(5) of the Bankruptcy
Code) against the Debtor, including, but not limited to: (a) any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     19.  "Claim Holder" or "Claimant" means the Holder of a Claim.

     20. "Class" means a category of Holders of Claims or Equity Interests as set forth in Article III of the Plan.

     21. "Class Action Suit" means that certain suit pending against PennCorp in the United States District Court for the Southern District of New York under the caption "In re PennCorp Financial Group, Inc. Securities Litigation, Master File No. 98 Civ. 5998 (LAP)."

     22. "Class Action Suit Claims" means the Claims of the Settling Members of the class on whose behalf the Class Action Suit was instituted based on the causes of action asserted in the Class Action Suit.

     23. "Committee" or "Committees" means a statutory official committee (or committees, if more than one) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

     24. "Committee Releasees" means all members of the Committee, as well as all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of each such member.

     25.  "Common Stock" means the authorized common stock of PennCorp.

     26.  "Confirmation" means the entry of the Confirmation Order.

     27. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     28. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     29.  "Consummation" means the occurrence of the Effective Date.

     30.  "Creditor" means any Holder of a Claim.

     31. "D&O Releasees" means all officers and directors of the Debtor and their present and future subsidiaries who served in such capacity on or after the Petition Date in each case in their capacity as such.

     32. "Debtor" means PennCorp Financial Group, Inc., as debtor in the Chapter 11 Case.

     33. "Debtor in Possession" means PennCorp Financial Group, Inc., as debtor in possession in the Chapter 11 Case.

     34. "Delaware General Corporation Law" means title 8 of the Delaware Code, as now in effect or hereafter amended.

     35. "Disclosure Statement" means the Disclosure Statement for the Plan of Reorganization for PennCorp under chapter 11 of the Bankruptcy Code, as amended, supplemented, or modified from time to time, describing the Plan, that is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018 and/or other applicable law.

     36. "Disputed" means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent and which has not been resolved by written agreement of the parties or a Final Order of the Bankruptcy Court; or (b) which was Filed with the Bankruptcy Court and as to which the Debtor or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order. Prior to (i) the time an objection has been Filed and (ii) the expiration of the time within which an objection may be filed as set forth herein or as otherwise established by an order of the Bankruptcy Court, a Claim or an Equity Interest shall be considered a Disputed Claim or a Disputed Equity Interest to the extent that the amount of the Claim or Equity Interest specified in a proof of Claim or Equity Interest exceeds the amount of the Claim or Equity Interest scheduled by the Debtor as not disputed, contingent or unliquidated.

     37. "Distribution Record Date" means the close of business on the Business Day immediately preceding the Effective Date.

     38. "Effective Date" means the date selected by the Debtor and the Unofficial Preferred Shareholders' Committee which is a Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in both Article IX.A and IX.B of the Plan have been satisfied.

     39. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

     40. "Equity Interest" means any equity interest of the Debtor, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including the Preferred Stock and the Common Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

     41. "Estate" means the estate of the Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

     42. "Executive Agreements" mean those certain Executive Stock and Employment Agreements to be executed by the Reorganized Debtor on the Effective Date with certain senior executives as set forth in Section VI.B.8. of the Disclosure Statement.

     43. "Exit Credit Facility" means that certain $95 million secured senior revolving credit facility pursuant to the Senior Credit Agreement among Southwestern Life Holdings, Inc., the lenders parties thereto and ING (U.S.) Capital LLC, as agent dated as of the Effective Date.

     44. "Expiration Date" means, in connection with the Rights Offering, the meaning ascribed to it in the Disclosure Statement.

     45. "Extraordinary Distribution" means an extraordinary distribution to PennCorp of an aggregate amount of approximately $55 million by SFC in connection with the Consummation of the Plan, as more fully described in Section VI.B.9.e. of the Disclosure Statement.

     46. "File" or "Filed" means file or filed with the Bankruptcy Court in the Chapter 11 Case.

     47.  "Final Decree" means the decree contemplated under Bankruptcy Rule
3022.

     48. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

     49. "General Unsecured Claim" means any Unsecured Claim that is not an Old Note Claim, including any Opt-out Old Note Claim.

     50. "Holder" means a Person or Entity holding an Equity Interest or Claim, and with respect to a vote on the Plan, means a Beneficial Holder as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

     51.  "Impaired Claim" means a Claim classified in an Impaired Class.

     52. "Impaired Class" means each of Classes 7 and 8 as set forth in Article III of the Plan.

     53. "Inverness" means Inverness /Phoenix Capital, LLC, a Delaware limited liability company, together with its affiliates.

     54. "Inverness Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of Inverness.

     55. "Master Ballots" mean the master ballots accompanying the Disclosure Statement upon which the Nominees of the Beneficial Holders of the Old Notes and Preferred Stock shall indicate acceptances or rejections of the Plan by the Beneficial Holders in accordance with the Voting Instructions.

     56. "Memorandum of Understanding" means that certain Memorandum of Understanding entered into by PennCorp and the other defendants and the lead plaintiffs in the Class Action Suit dated as of November 11, 1999 with respect to the settlement of the Class Action Suit.

     57. "New Common Stock" means the 15,000,000 shares of common stock of the Reorganized Debtor authorized pursuant to the Amended Certificate of Incorporation.

     58. "Nominee" means any Beneficial Holder whose securities were registered or held of record in the name of his broker, dealer, commercial bank, trust company, savings and loan or other nominee.

     59. "Non-Settling Common Stock Claims" mean all Claims arising from rescission of a purchase or sale of Common Stock or for damages arising from the purchase or sale of Common Stock, except such Claims that are subject to the Memorandum of Understanding. Pursuant to Section 510(b) of the Bankruptcy Code, the holders of Non- Settling Common Stock Claims are accorded the same treatment as the holders of the Common Stock.

     60. "Non-Settling Old Note Claims" mean all Claims based on the causes of action asserted in the Class Action Suit held by those class members who (a) were members of the plaintiff class on the basis of their ownership of Old Notes and (b) either (i) opted out of the plaintiff class in the Class Action Suit or
(ii) do not agree to a settlement based on the terms of the Memorandum of Understanding. Pursuant to Section 510(b) of the Bankruptcy Code, the holders of Non-Settling Old Note Claims are accorded the same treatment as the holders of the General Unsecured Claims.

     61. "Old Note Claims" means all Claims arising from or related to the Old Notes or the Old Note Indenture (excluding the Class Action Suit Claims and the Non-Settling Old Note Claims), which Claims shall be deemed Allowed without the need to file any proofs of Claim.

     62. "Old Notes" mean the 9.25% senior subordinated notes due 2003, issued by PennCorp under the Old Note Indenture.

     63. "Old Note Indenture" means the Indenture, dated as of December 23, 1993, between PennCorp and HSBC Bank USA as trustee, relating to the Old Notes, as amended.

     64. "Old Note Indenture Trustee" means HSBC Bank USA, as trustee under the Old Note Indenture.

     65. "Other Priority Claims" mean any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

     66. "Other Secured Claims" mean, collectively, all Secured Claims against the Debtor held by any Person or Entity, other than Claims classified in Class 2.

     67. "PennCorp" means PennCorp Financial Group, Inc., a Delaware corporation.

     68. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

     69. "Petition Date" means the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

     70. "Plan" means this Chapter 11 Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with its terms, the Bankruptcy Code and the Bankruptcy Rules.

     71. "Preferred Stock" means, collectively, $3.375 Convertible Preferred Stock of PennCorp and $3.50 Series II Convertible Preferred Stock of PennCorp.

     72. "Prepetition Bank Credit Facility" means that certain Credit Agreement dated March 12, 1997 by and among PennCorp, the Lenders designated therein, the Chase Manhattan Bank, the First National Bank of Chicago, and Nationsbank, N.A., as Managing Agents, Fleet National Bank, Mellon Bank, N.A., Bank of Montreal, CIBC Inc. and Dresdner Bank AG, as Co-Agents and the Bank of New York as Administrative Agent together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

     73. "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

     74. "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

     75. "Rapoport" means Bernard Rapoport, an individual residing at 1200 Wooded Acres Drive, Waco, Texas 76710.

     76. "Rapoport Releasees" means Rapoport, and all of his employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives.

     77. "Rapoport /Sharpe Investment" means the terms and conditions governing the purchase and sale of the Rapoport/Sharpe Shares pursuant to, respectively,
(i) that certain commitment letter from Rapoport to PennCorp dated March 15, 2000 for the purchase of 1,600,000 shares of New Common Stock, and (ii) that certain commitment letter from Sharpe to PennCorp dated March 15, 2000 for the purchase of 240,000 shares of New Common Stock.

     78. "Rapoport/Sharpe Shares" means the 1,840,000 shares of New Common Stock purchased by Rapoport and Sharpe pursuant to the Rapoport/Sharpe Investment for an aggregate purchase price of $23,000,000.

     79. "Reinsurance Transactions" means the reinsurance by each of SW Life and SLT of all of their existing deferred annuity blocks of business as set forth in that certain Reinsurance Agreement between SW Life and RGA Reinsurance Company to be dated as of or about the Effective Date.

     80. "Reorganized Debtor" means the Debtor and Debtor in Possession, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

     81. "Rights" means the rights issued pursuant to the Rights Offering to subscribe for and to acquire in the aggregate 1,960,000 shares of New Common Stock for an aggregate purchase price of $24,500,000.

     82. "Rights Offering" means the terms and conditions governing the issuance and exercise of the Rights as described in Section VI.B.5. of the Disclosure Statement.

     83. "Rights Record Date" means the Voting Record Date as such term is defined in the Disclosure Statement.

     84. "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

     85. "Secured Claim" means (a) a Claim that is secured by a lien on property in which the Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

     86. "Securities Act" means the Securities Act of 1933, 15 U.S.C. sections 77a-77aa, as now in effect or hereafter amended.

     87. "Settlement Fund" means the $9.0 million fund established in accordance with the Memorandum of Understanding (the Debtor's contribution to which is $1.5 million), together with any interest accrued through the date of the consummation of the settlement of the Class Action Suit.

     88. "Settling Members" means those members of the class on whose behalf the Class Action Suit was instituted who are subject to a settlement pursuant to the terms of the Memorandum of Understanding.

     89. "SFC" means Southwestern Financial Corporation, a wholly owned direct subsidiary of PennCorp.

     90. "Sharpe" means John Sharpe, an individual residing at 2305 Cedar Spring Road, Suite 410, Dallas, Texas 75201.

     91. "Sharpe Releasees" means Sharpe, and all of his employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives.

     92. "SLT" means Security Life and Trust Insurance Company, a wholly owned indirect subsidiary of PennCorp.

     93. "Standby Purchase Agreement" means that certain Letter Agreement dated as of March 22, 2000 among PennCorp, Inverness and Vicuna, whereby Inverness and Vicuna have agreed to purchase all New Common Stock as to which the Rights associated therewith remain unexercised at the expiration of the Rights Offering.

     94. "SW Life" means Southwestern Life Insurance Company, a wholly owned indirect subsidiary of PennCorp.

     95.  "Unimpaired Claim" means an unimpaired Claim within the meaning of section 1124 of the Bankruptcy Code.

     96.  "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

     97. "Unofficial Preferred Shareholders' Committee" means the ad hoc committee formed by certain Holders of the Preferred Stock prior to the Petition Date, consisting of AIG - Soundshore Partners, Camden Assets Management, Forest Investment Management, Highbridge Capital Management LLC, Inverness/Phoenix Capital LLC, Executive Capital Partners I, L.P., Brown's Dock, L.L.C., Loeb Partners, Paloma Securities LLC, Paloma Strategic Securities Limited, Q Investments, LP, Steadfast Financial LLC, Vicuna Advisors L.L.C., W.G. Trading and William M. McCormick.

     98. "Unofficial Preferred Shareholders' Committee Releasees" means each member of the Unofficial Preferred Shareholders' Committee, as well as all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of each such member.

     99. "Unsecured Claim" means any Claim against the Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority Claim.

     100. "Vicuna" means Vicuna Advisors, L.L.C., a Delaware limited liability company, in its capacity as investment manager to certain Delaware entities.

     101. "Vicuna Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of Vicuna and its affiliates.

                                  ARTICLE II.
                    ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A.   Administrative Claims

     Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the later of the Effective Date and the date such claim becomes an Allowed Administrative Claim, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtor or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtor pursuant to the Plan will be assumed on the Effective Date and paid or performed by the Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

B.   Professional Compensation

     Professionals or other entities asserting Claims based on professional services rendered before the Effective Date must File and serve on the Reorganized Debtor, the Committee(s) and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Claim no later than 60 days after the Effective Date, provided, however, that Professionals engaged by the Unofficial Preferred Shareholders' Committee need not file fee applications in accordance with Article XII.C. of this Plan. Objections to any applications for final allowance of compensation by Professionals must be Filed and served on the Reorganized Debtor, the Committee(s) and the requesting party by the later of
(a) 90 days after the Effective Date or (b) 30 days after the Filing of the applicable application. To the extent necessary, the Confirmation Order will amend and supersede any previously entered orders of the Bankruptcy Court regarding the payment of Claims by professionals in respect of services rendered to the Debtor's estate.

C.   Priority Tax Claims

     On the Effective Date, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtor. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall
(i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Case had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Case had not been commenced, and
(iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

                                 ARTICLE III.
                         CLASSIFICATION AND TREATMENT
                   OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.   Summary

     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

     The classification of Claims and Equity Interests pursuant to this Plan is as follows:

                         Class                                Status                 Voting Rights
                         -----                                ------                 -------------
    Class 1  --  Other Priority Claims                       Unimpaired       --   not entitled to vote
    Class 2  --  Bank Secured Claims                         Unimpaired       --   not entitled to vote
    Class 3  --  Other Secured Claims                        Unimpaired       --   not entitled to vote
    Class 4  --  Old Notes                                   Unimpaired       --   not entitled to vote
    Class 5  --  General Unsecured Claims                    Unimpaired       --   not entitled to vote

    Class 6  --  Class Action Suit Claims                    Unimpaired       --   not entitled to vote
    Class 7  --  Interests of Holders of Preferred Stock     Impaired         --   entitled to vote
    Class 8  --  Common Equity Interests and Opt-out         Impaired         --   not entitled to vote
                 Common Stock Claims

B.   Classification and Treatment of Claims and Equity Interests

     1.   Class 1 -- Other Priority Claims

          (a)  Classification: Class 1 consists of all Other Priority Claims.

          (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtor and Unofficial Preferred Shareholders' Committee agree to a different treatment, each Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

               (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

               (ii) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

               (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

          (c) Voting: Class 1 is not impaired and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

     2.   Class 2 -- Bank Secured Claims

          (a)  Classification: Class 2 consists of the Bank Secured Claims.

          (b) Treatment: All Bank Secured Claims will be paid by the Reorganized Debtor in full in Cash on the Effective Date in accordance with the terms of the Prepetition Bank Credit Facility

          (c) Voting: Class 2 is not impaired the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

     3.   Class 3 -- Other Secured Claims

          (a)  Classification: Class 3 consists of the Other Secured Claims.

          (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtor and the Unofficial Preferred Shareholders' Committee agree to a different treatment, each Holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

               (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

               (ii) the Debtor shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against the Debtor or Reorganized Debtor; or

               (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

          (c) Voting: Class 3 is not impaired and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

     4.   Class 4 -- Old Notes Claims

          (a) Classification: Class 4 consists of the Claims of Holders of the Old Notes.

          (b) Treatment: On the Effective Date, the Reorganized Debtor will pay all Old Notes Claims in Cash at 101% of the principal amount of each Old Note, plus accrued and unpaid interest through the Effective Date at the non-default contract rate, plus any fees and expenses due and owing to the Old Note Indenture Trustee under the terms of the Old Note Indenture.

          (c) Voting: Class 4 is unimpaired and the Holders of Class 4 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 4 are not entitled to vote to accept or reject the Plan.

     5.   Class 5 -- General Unsecured Claims

          (a) Classification: Class 5 consists of the Claims of Holders of General Unsecured Claims, including the Non-Settling Old Note Claims.

          (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 5 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtor and the Unofficial Preferred Shareholders' Committee agree to a different treatment, each Holder of an Allowed Class 5 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

               (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

               (ii) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

               (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

          (c) Voting: Class 5 is not impaired and the Holders of Class 5 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject the Plan.

     6.   Class 6 -- Class Action Suit Claims

          (a) Classification: Class 6 consists of the Claims of the Settling Members of the class on whose behalf the Class Action Suit was instituted based on the causes of action asserted in the Class Action Suit.

          (b) Treatment: Unless the Holder of such Claim and the Debtor and the Unofficial Preferred Shareholders' Committee agree to a different treatment, each Holder of an Allowed Class 6 Claim shall receive its portion of the Settlement Fund, as determined in accordance with the Memorandum of Understanding or as provided by a Final Order of the court having jurisdiction over the Class Action Suit.

          (c) Voting: Class 6 is unimpaired and the Holders of Class 6 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6 are not entitled to vote to accept or reject the Plan.

     7.   Class 7 -- Interests of Holders of Preferred Stock

          (a) Classification: Class 7 consists of all Interests of Holders of Preferred Stock.

          (b) Treatment: On the Effective Date, each Holder of Preferred Stock shall receive one share of New Common Stock and one Right for each share of Preferred Stock then held by such Holder. All Preferred Stock issued before the Petition Date will be canceled.

          (c) Voting: Class 7 is impaired and the Holders of Class 7 Interests are entitled to vote to accept or reject the Plan.

     8.   Class 8 -- Common Equity Interests and Non-Settling Common Stock
Claims

          (a) Classification: Class 8 consists of all Interests of Holders of Equity Interests other than Preferred Stock and all Non-Settling Common Stock Claims.

          (b) Treatment: On the Effective Date, the members of Class 8 shall neither receive any distributions nor retain any property under the Plan. All Common Stock issued before the Petition Date will be canceled.

          (c) Voting: Class 8 is impaired, but because no distributions will be made to Holders of Class 8 Equity Interests or Opt-out Common Stock Claims, nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Plan.

C.   Special Provision Governing Unimpaired Claims

     Except as otherwise provided in the Plan, including as provided in Article X, nothing under the Plan shall affect the Debtor's or the Reorganized Debtor's rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims or the Holders thereof.

                                  ARTICLE IV.
                      ACCEPTANCE OR REJECTION OF THE PLAN

A.   Voting Classes

     Each Holder of an Allowed Equity Interest in Class 7 shall be entitled to vote to accept or reject the Plan.

B.   Acceptance by Impaired Classes

     An Impaired Class of Equity Interests shall have accepted the Plan if the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Equity Interests actually voting in such Class have voted to accept the Plan.

C.   Presumed Acceptance of Plan

     Classes 1, 2, 3, 4, 5 and 6 are unimpaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

D.   Presumed Rejection of Plan

     Class 8 is impaired and shall receive no distributions, and, therefore, is presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

E.   Non-Consensual Confirmation

     The Debtor will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code in view of the deemed rejection of the Plan by Class 8.

                                  ARTICLE V.
                     MEANS FOR IMPLEMENTATION OF THE PLAN

A.   Continued Corporate Existence and Vesting of Assets in the Reorganized
     Debtor

     The Reorganized Debtor shall continue to exist after the Effective Date with all the powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. As of the Effective Date, except as otherwise provided in the Plan, all property of the Estate, and any property acquired by the Debtor or the Reorganized Debtor under the Plan, shall vest in the Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances, except as those created pursuant to the Exit Credit Facility. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing in this Article V shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Case.

B.   Cancellation of Notes, Instruments and Common Stock

     On the Effective Date, except to the extent provided otherwise in the Plan,
(i) all notes, instruments, certificates, and other documents of the Debtor evidencing the Other Secured Claims and Prepetition Bank Secured Claims, (ii) the Old Notes, and (iii) all Equity Interests, including all Common Stock and Preferred Stock, shall be canceled and the obligations of the Debtor thereunder, shall be discharged. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Old Note Indenture, shall be deemed to be canceled, and the obligations of the debtors thereunder, except for the obligation to indemnify the Old Notes Indenture Trustee, shall be discharged; provided however, that the indenture or other agreement that governs the rights of the Holder of a Claim and that is administered by the Old Notes Indenture Trustee, an agent or servicer shall, continue in effect solely for the purposes of (i) allowing such Old Notes Indenture Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (ii) permitting such Old Note Indenture Trustee, agent or servicer to maintain any rights or liens it may have for fees, costs, and expenses under such indenture or other agreement. Upon payment in full of the fees and expenses of the Old Notes Indenture Trustee pursuant to Articles III.B.4 and VII.B hereof, the liens (if any) of the Old Notes Indenture Trustee shall terminate.

C.   Issuance of New Securities; Execution of Related Documents

     On the Effective Date, the Reorganized Debtor shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including, without limitation, the Exit Credit Facility and the New Common Stock, each of which shall be distributed as provided in the Plan. The Reorganized Debtor shall execute and deliver such other agreements, documents and instruments, as are required to be executed pursuant to the terms of the Plan, the Exit Credit Facility, the Standby Purchase Agreement and the Rapoport/Sharpe Investment.

D.   Terms of the Rights Offering

     Issuer:             Reorganized Debtor.
     ------

     Underlying
     Security:           New Common Stock, par value $.01 per share.
     --------

     Rights per Share:   Each Holder of Preferred Stock as of the Rights Record
     ----------------    Date will receive one Right for each share of Preferred
                         Stock.

     Exercise:           .3787 shares of New Common Stock will be issued for
     --------            each Right that is exercised. The election to exercise
                         each Right shall be made at the time the Holders of Class 7 Equity Interests vote to accept or reject the Plan.

     Aggregate Shares
     of New Common
     Stock Offered:      1,960,000
     -------------

     Transfers:          The Rights will not be transferable.
     ---------

     Subscription Price: $12.50 per share of New Common Stock.
     ------------------

     Standby Purchase
     Agreement:          On the Effective Date, Inverness and Vicuna, pursuant
     ---------           to the terms of the Standby Purchase Agreement, will
                         purchase or cause to be purchased and fully exercise any unexercised Rights.

E.   Terms of the Rapoport/Sharpe Investment

     Issuer:             Reorganized Debtor.
     ------

     Security:           New Common Stock, par value $.01 per share.
     --------

     Aggregate Shares
     of New Common
     Stock Offered:      1,840,000
     -------------

     Subscription Price: $12.50 per share of New Common Stock.
     ------------------

     Listing:            The Debtor will use reasonable efforts to cause the
     -------             Rapoport/Sharpe Shares to be listed on a national
                         securities exchange or the NASDAQ National Market.

     Registration        The Rapoport/Sharpe Investment will be effected through
     Rights:             a private placement under Rule 506 of the Securities
     ------              Act, and, in connection therewith, the Debtor will
                         grant each of Rapoport and Sharpe the right to cause the Reorganized Debtor to register the New Common Stock purchased by him, in each case, beginning six months after the Effective Date.

F.   Terms of the New Common Stock

     Authorization:      The Amended Certificate of Incorporation of The
     -------------       Reorganized Debtor shall authorize the issuance of
                         15,000,000 shares of New Common Stock. Of such authorized shares, 9,059,000 shares shall be retained and issued directly under the Plan (i) to the Holders of Preferred Stock, (ii) upon the exercise of the Rights and/or the purchase of New Common Stock under the Standby Purchase Agreement, (iii) pursuant to the terms of the Rapoport/Sharpe Investment, and (iv) to Msrs. Steve Johnson and David Little pursuant to the
                         Executive Agreements. 640,000 shares shall be reserved for issuance to the Reorganized Debtor's officers and directors. Except as otherwise provided by the Plan, no additional shares of

                         New Common Stock may be issued other than as directed by the board of directors of the Reorganized Debtor after the Effective Date.

     Par Value:          The New Common Stock shall have a par value of $0.01
     ---------           per share.

     Attributes:         The New Common Stock shall have such attributes as to
     ----------          voting, dividends, liquidation and otherwise as are set
                         forth in the Amended Certificate of Incorporation and as are otherwise provided by Delaware law.

     Listing:            The Reorganized Debtor will use reasonable efforts to
     -------             cause the New Common Stock to be listed on a national
                         securities exchange or the NASDAQ National Market.

G.   Corporate Governance, Directors and Officers, and Corporate Action

     1.   Amended Certificate of Incorporation

     On the Effective Date, the Reorganized Debtor will file its Amended Certificate of Incorporation with the Secretary of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law. The Amended Certificate of Incorporation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, provide for at least 15,000,000 authorized shares of New Common Stock, and authorize the issuance of preferred stock. After the Effective Date, the Reorganized Debtor may amend and restate its Amended Certificate of Incorporation and other constituent documents as permitted by the Delaware General Corporation Law.

     2.   Directors and Officers of the Reorganized Debtor

     Subject to any requirement of Bankruptcy Court approval, pursuant to section 1129(a)(5), the Debtor and/or the Unofficial Preferred Shareholders' Committee will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial board of directors of The Reorganized Debtor. To the extent any such Person is an Insider, the nature of any compensation for such Person will also be disclosed. The classification and composition of the board of directors shall be consistent with the Amended Certificate of Incorporation and as set forth in the Disclosure Statement. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation, other constituent documents and the Delaware General Corporation Law. The Reorganized Debtor will have a seven-person board of directors consisting initially of the following designations: (1) Bernard Rapoport, (2) James C. Comis III, (3) John T, Sharpe, (4) Robert N. Sheehy, Jr., (5) Larry D. Jaynes, and (6) Steve R. Johnson. On the Effective Date, one vacancy will remain on the Reorganized Debtor's board of directors that may or may not be filled after the Effective Date but prior to the next annual meeting of the shareholders of the Reorganized Debtor.

     3.   Corporate Action

     On the Effective Date, the adoption of the Amended Certificate of Incorporation and of new By-laws, the selection of directors and officers for the Reorganized Debtor, and all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor. On the Effective Date, the appropriate officers and members of the Reorganized Debtor and members of the board of directors of the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor.

H.   Sources of Cash for Plan Distribution

     All Cash necessary for the Reorganized Debtor to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtor or Reorganized Debtor, proceeds of the Extraordinary Distribution, proceeds of the Rights Offering and/or of the Standby Purchase Agreement, proceeds of the Rapoport/Sharpe Investment, and post-confirmation borrowing under available facilities of the Debtor or Reorganized Debtor including, without limitation, the Exit Credit Facility. The Reorganized Debtor may also make such payments using Cash received from principal and interest payments under surplus notes and advances or dividends from its subsidiaries.

I.   Change of Corporate Name

     On the Effective Date, the Debtor's corporate name shall be changed to "Southwestern Life Holdings, Inc." Such change of corporate name shall be effected by operation of section 303 of the Delaware General Corporation Law without effecting any corporate action otherwise required thereby.

                                  ARTICLE VI.
                       TREATMENT OF EXECUTORY CONTRACTS
                             AND UNEXPIRED LEASES

A.   Assumption of Executory Contracts and Unexpired Leases

     Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Debtor (including, to the extent applicable, that certain Release and Indemnity Agreement dated December 24, 1998 and that certain Escrow Agreement dated January 18, 2000) will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be Filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

B.   Claims Based on Rejection of Executory Contracts or Unexpired Leases

     All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within sixty (60) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such times will be forever barred from assertion against the Debtor or Reorganized Debtor, its estate and property unless otherwise ordered by the Bankruptcy Court or provided in this Plan, all such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article VIII hereof.

C.   Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.   Indemnification of Directors, Officers and Employees

     The obligations of the Debtor to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer, member or employee of any other corporation or legal entity, to the extent provided in the Debtor's constituent documents, by a written agreement with the Debtor or the Delaware General Corporation Law, shall be deemed and treated as executory contracts that are assumed by the Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.   Compensation and Benefit Programs

     Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its employees, retirees and non- employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                                 ARTICLE VII.
                      PROVISIONS GOVERNING DISTRIBUTIONS

A.   Distributions for Claims Allowed as of the Effective Date

     1. Except as otherwise provided in this Article VII or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims and Equity Interests that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date, or as soon as practicable thereafter. Distributions on account of Claims and Equity Interests that become Allowed Claims or Allowed Equity Interests after the Effective Date shall be made pursuant to Articles VII.C and VIII.C below.

     2. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the Exit Credit Facility and the New Common Stock to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided, however, that the Reorganized Debtor shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

B. Distributions by the Reorganized Debtor; Distributions with Respect to Old Notes

     Except as provided herein, the Reorganized Debtor shall make all distributions required under the Plan. Notwithstanding the provisions of Article V.B above regarding the cancellation of the Old Note Indenture, the Old Note Indenture shall continue in effect to the extent necessary to allow the Old Notes Indenture Trustee to receive Cash on behalf of the Holders of the Old Notes and make distributions pursuant to the Plan on account of the Old Notes as agent for the Reorganized Debtor. The Old Notes Indenture Trustee providing services related to distributions to the Holders of Allowed Old Note Claims shall receive, from the Reorganized Debtor, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services and upon the presentation of invoices to the Reorganized Debtor. These payments shall be made on terms agreed to with the Reorganized Debtor.

C.   Delivery and Distributions and Undeliverable or Unclaimed Distributions

     1.   Delivery of Distributions in General

     Distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made at the address of the Holder of such Claim or Equity Interest as indicated on records of the Debtor. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Bank Secured Claims, and Old Note Claims shall be made in accordance with the provisions of the applicable indenture, participation agreement, letter of transmittal, loan agreement or analogous instrument or agreement, and distributions will be made to Holders of record as of the Distribution Record Date.

     2.   Undeliverable Distributions

          (a) Holding of Undeliverable Distributions. If any Allowed Claim or Equity Interest Holder's distribution is returned to the Reorganized Debtor as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtor is notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtor pursuant to this Article VII.C until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind.

          (b) After Distributions Become Deliverable. Within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtor shall make all distributions that become deliverable during the preceding calendar quarter.

          (c) Failure to Claim Undeliverable Distributions. In an effort to ensure that all holders of valid claims receive their allocated distributions, the Reorganized Debtor will maintain a listing of unclaimed distribution holders. Any Holder of an Allowed Claim or Equity Interest that does not assert a claim pursuant to the Plan for an undeliverable distribution within five years after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtor, free of any restrictions thereon; and (ii) any New Common Stock held for distribution on account of such Equity Interests shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

          (d) Compliance with Tax Requirements. In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

D.   Distribution Record Date

     As of the close of business on the Distribution Record Date, the transfer registers for the Old Notes and for the Preferred Stock as maintained by the Debtor, the Old Notes Indenture Trustee, or their respective agents, shall be closed and there shall be no further changes in the Record Holders of any Old Notes or Preferred Stock. Moreover, the Reorganized Debtor shall have no obligation to recognize the transfer of any Old Notes or Preferred Stock occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

E.   Timing and Calculation of Amounts to be Distributed

     Unless otherwise provided for in Section III of the Plan or agreed to by the Holder of a Claim or Equity Interest and the Debtor and the Unofficial Preferred Shareholders' Committee, on the Effective Date, each Holder of an Allowed Claim and Allowed Equity Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Allowed Equity Interests in the applicable Class. Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Article VIII.C. below, to Holders of Disputed Claims or Disputed Equity Interests in any such Class whose Claims or Equity Interests were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims and Allowed Equity Interests in the applicable Class.

F.   No Fractional Shares

     No fractional shares of New Common Stock will be issued. In the event a Holder of an Allowed Class 7 Equity Interest is entitled to distribution of a fraction of one share of New Common Stock, the actual issuance will reflect a rounding of such fraction down to the nearest whole share.

G.   Setoffs

     The Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such Holder.

H.   Surrender of Canceled Instruments or Securities

     Except as set forth in subsection VII.I below, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Equity Interest evidenced by the instruments, securities or other documentation canceled pursuant to Article V.B above, the Holder of such Claim or Equity Interest shall tender the applicable instruments, securities or other documentation evidencing such Claim or Equity Interest to the Reorganized Debtor. Any Cash or New Common Stock to be distributed pursuant to the Plan on account of any such Claim or Equity Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VII.C above.

     1.   Surrender of Instruments

     Each Holder of (a) an Old Note Claim and (b) Equity Interest based on Preferred Stock shall tender its Old Note relating to such Claim or any certificate relating to its Preferred Stock to the Reorganized Debtor in accordance with written instructions to be provided to such Holders by the Reorganized Debtor as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Note or such certificate will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Notes or such certificates with a letter of transmittal in accordance with such instructions. All surrendered Old Notes and Preferred Stock certificates shall be marked as canceled.

     2.   Failure to Surrender Canceled Instruments

     Any Holder of Old Notes or Preferred Stock that fails to surrender or is deemed to have failed to surrender the applicable Old Notes or certificates for Preferred Stock required to be tendered hereunder within five years after the Effective Date shall have its Claim for a distribution pursuant to the Plan on account of such Old Note or Preferred Stock discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its property. In such cases, any Cash or shares of New Common Stock held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth above in Article VII.C.

I.   Lost, Stolen, Mutilated or Destroyed Securities

     In addition to any requirements under the Old Note Indenture or any other agreement (including the Prepetition Bank Credit Facility, if required), any Holder of a Claim or Equity Interest evidenced by an Old Note, a note issued under the Prepetition Bank Credit Facility or a certificate for Preferred Stock that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Note, a note issued under the Prepetition Bank Credit Facility or a certificate for Preferred Stock, deliver to the Reorganized
Debtor: (1) an affidavit of loss reasonably satisfactory to the Reorganized Debtor or the Old Notes Indenture Trustee, as applicable, setting forth the unavailability of note or instrument; and (2) such additional security or indemnity as may reasonably be required by the Reorganized Debtors to hold the Reorganized Debtor or the Old Notes Indenture Trustee, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim or Allowed Equity Interest. Upon compliance with this Article VII.I by a Holder of a Claim or Equity Interest evidenced by an Old Note, a note issued under the Prepetition Bank Credit Facility or a certificate for Preferred Stock, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note or instrument.

                                 ARTICLE VIII.
                   PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.   Prosecution of Objections to Claims

     1. Holders of Claims and Equity Interests need not file proofs of Claim or Equity Interest with the Bankruptcy Court and shall be subject to Bankruptcy Court process only to the extent provided in the Plan. On and after the Consummation Date, except as otherwise provided herein, all Claims shall be paid in the ordinary course of business of the Reorganized Debtor. If the Debtor disputes any Claim (including any Administrative Claim, Priority Tax Claim, Other Secured Claim, General Unsecured Claim, Opt-out Old Note Claim or Opt-out Common Stock Claim), such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Case has not been commenced. The Debtor may elect, at its sole option (upon consultation with the Unofficial Preferred Shareholders' Committee), to object under Section 502 of the Bankruptcy Code with respect to any proof of Claim or Equity Interest, provided, however, that the Debtor's failure to object to any proof of Claim or Equity Interest shall not constitute a waiver, release or any admission as to validity with respect to the underlying Claim or Equity Interest.

     2. After the Confirmation Date, the Debtor and the Reorganized Debtor shall have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims or Equity Interests. From and after the Confirmation Date, the Debtor and the Reorganized Debtor may settle or compromise any Disputed Claim or Disputed Equity Interest without approval of the Bankruptcy Court.

B.   Estimation of Claims

     The Debtor or the Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

C.   Payments and Distributions on Disputed Claims or Interests

     Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim or Disputed Equity Interest until the resolution of such disputes by settlement or Final Order. Subject to the provisions of this Article VIII.C, as soon as practicable after a Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or an Allowed Equity Interest, the Holder of such Allowed Claim or Allowed Equity Interest will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) or Equity Interests(s) and a Disputed Claim(s) or Equity Interests(s) will receive the appropriate payment or distribution on the Allowed Claim(s) or Equity Interest(s), although, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no payment or distribution will be made on the Disputed Claim(s) or Disputed Equity Interest(s) until such dispute is resolved by settlement or Final Order. In the event there are Disputed Claims or Disputed Equity Interests requiring adjudication and resolution, the Debtor reserves the right, or upon order of the Court, to establish appropriate reserves for potential payment of such claims.

                                  ARTICLE IX.
               CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.   Conditions Precedent to Consummation

     The following events shall occur prior to or concurrently with the Consummation of the Plan:

     1. the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor, the Committee and the Unofficial Preferred Shareholders' Committee;

     2. the Confirmation Order has been entered and has not been reversed or stayed;

     3. the Exit Credit Facility shall be available to the Reorganized Debtor in an amount not less than $90 million and on such terms and conditions as set forth in the Exit Credit Facility;

     4.   the Reinsurance Transactions will have occurred;

     5.   the Extraordinary Distribution will have been paid;

     6. the Standby Purchase Agreement shall be in full force and effect, all conditions precedent to the obligations of Inverness and Vicuna under the Standby Purchase Agreement shall have been satisfied in accordance therewith;

     7. the Expiration Date with respect to the Rights Offering shall have occurred;

     8.   the Rapoport/Sharpe Investment shall have been consummated; and

     9. all regulatory approvals necessary for the transactions contemplated herein shall have been received.

B.   Effect of Non-Occurrence of Conditions to Consummation

     If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor in any respects.

                                  ARTICLE X.
                  RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.   Subordination

     The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this Article X.A.

B.   Limited Releases by the Debtor

     Except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the commitment and obligation of Inverness, Vicuna, Rapoport and Sharpe to provide financial support necessary for consummation of the Plan (including the obligations and undertakings of Inverness and Vicuna under the Standby Purchase Agreement, and the obligations and undertakings of each of Rapoport and Sharpe under the Rapoport/Sharpe Investment), and the services of the Committee, the Unofficial Preferred Shareholders' Committee and the D&O Releasees to facilitate the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, the Inverness Releasees, the Vicuna Releasees, the Rapoport Releasees, the Sharpe Releasees, the D&O Releasees, the Committee Releasees, and the Unofficial Preferred Shareholders' Committee Releasees, on and after the Effective Date, are released by the Debtor and the Reorganized Debtor and their subsidiaries from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor or its subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Person or Entity would have been legally entitled to assert on behalf of the Debtor or its subsidiaries, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except in the case of the D&O Releasees, for claims or liabilities (i) in respect of any loan, advance or similar payment by the Debtor or its subsidiaries to any such Person which is outstanding on the Effective Date, (ii) in respect of any contractual obligation owed by such Person to the Debtor or its subsidiaries on the Effective Date, or (iii) resulting from intentional misconduct or bad faith.

C.   Preservation of Rights of Action

     Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may exclusively enforce any claims, rights and Causes of Action that the Debtor or Estate may hold against any Person or Entity. The Reorganized Debtor may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtor. On the Effective Date, the Reorganized Debtors shall be deemed to waive and release any claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by the Reorganized Debtor against any Person or Entity.

D.   Exculpation

     The Debtor, the Reorganized Debtor (and their Professionals acting in such capacity), the Unofficial Preferred Shareholders Committee Releasees, the Committee Releasees, the Inverness Releasees, the Vicuna Releasees, the Rapoport Releasees, the Sharpe Releasees and the D&O Releasees, shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Standby Purchase Agreement and the Rapoport/Sharpe Investment, or any other act taken or omitted to be taken in connection with the Chapter 11 Case; provided, however, that the foregoing provisions of this Article X.D shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

E.   Injunction

     From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to this
Article X.

                                  ARTICLE XI.
                           RETENTION OF JURISDICTION

     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

     A. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

     B. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

     C. resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI above to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

     D. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article VII;

     E. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

     F. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

     G. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

     H. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

     I. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

     J. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

     K. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

     L.   enter an order and/or final decree concluding the Chapter 11 Case.

                                 ARTICLE XII.
                           MISCELLANEOUS PROVISIONS

A.   Dissolution of Committee(s)

     On the Effective Date, the Committee(s) shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Case, except that the Committee(s) shall continue in existence for the limited purpose of reviewing and, if it so determines, prosecuting any objections to, the final fee applications filed by Professionals in the Chapter 11 Case.

B.   Payment of Statutory Fees

     All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

C.   Fees and Expenses of the Unofficial Preferred Shareholders' Committee

     The reasonable fees and expenses incurred after the Petition Date by the Unofficial Preferred Shareholders' Committee's counsel and financial advisor (together with the reasonable fees and expenses of local counsel) shall be paid (without application by or on behalf of any such professionals to the Bankruptcy Court and without notice and a hearing) by the Reorganized Debtor as an Administrative Claim under the Plan. If the Reorganized Debtors and any such professional retained by the Unofficial Preferred Shareholders' Committee cannot agree on the amount of fees and expenses to be paid to such professional, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.

D.   Discharge of Debtor

     Except as otherwise provided herein: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor and the Debtor in Possession, or any of their assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in the Debtor shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against the Reorganized Debtor, its successors or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. The Plan does not impair the rights of any Holders of Class 5 Claims, including, but not limited to: (i) Holders of Claims under executory and nonexecutory contracts and leases; (ii) persons or entities entitled to contractual or common law rights of indemnity, contribution and/or reimbursement; or (iii) claims of any party or entity relating to any environmental condition as to which the Debtor is or may be liable.

E.   Modification of Plan

     Subject to the limitations contained herein, (1) the Debtor and the Unofficial Preferred Shareholders' Committee reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtor and the Unofficial Preferred Shareholders' Committee or the Reorganized Debtor, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

F.   Revocation of Plan

     The Debtor and the Unofficial Preferred Shareholders' Committee reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

G.   Successors and Assigns

     The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

H.   Reservation of Rights

     Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Orders. None of the filing of this Plan, any statement or provision contained herein, the taking of any action by the Debtor with respect to this Plan, or the Debtor's failure to object to any proof of Claim or Equity Interest shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Equity Interests.

I.   Section 1145 Exemption

     Pursuant to Section 1145 of the Bankruptcy Code, the shares of the New Common Stock issued to any of the Holders of the Preferred Stock hereunder are exempt from registration under the Securities Act.

J.   Section 1146 Exemption

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under this Plan, may not be taxed under any law imposing a stamp tax or similar tax.

K.   Further Assurances

     The Debtor, the Reorganized Debtor and all Holders of Claims and Equity Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

L.   Service of Documents

     Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtor shall be sent by first class U.S. mail, postage prepaid to:

                         PennCorp Financial Group, Inc.
                         c/o Southwestern Financial Services Corp.
                         717 North Harwood Street
                         Dallas, Texas 75201
                         Attn: Scott D. Silverman, Esq.

                    with copies to:

                         Weil, Gotshal & Manges LLP
                         100 Crescent Court, Suit 1300
                         Dallas, Texas 75201-6950
                         Attn: Martin Sosland, Esq.

                         Inverness/Phoenix Capital, LLC
                         660 Steamboat Road
                         Greenwich, Connecticut 06830
                         Attn: James C. Comis

                    with copies to:

                         Kirkland & Ellis
                         200 East Randolph Drive
                         Chicago, Illinois 60601
                         Attn: James L. Learner,  Esq.

M.   Filing of Additional Documents

     On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                        Respectfully Submitted,

                                        PENNCORP FINANCIAL GROUP, INC.



                                        By: /s/ Keith A. Maib
                                            ----------------------------------
                                            Name:
                                            Title:



                                             INVERNESS/PHOENIX CAPITAL, LLC,
                                             lead member of THE UNOFFICIAL
                                             PREFERRED SHAREHOLDERS' COMMITTEE




                                        By: /s/ James C. Comis III
                                            ----------------------------------
                                            Name:
                                            Title: